Exhibit 99.1

Tumi Holdings Announces Financial Results for the Second Quarter of 2012

South Plainfield, NJ – August 6, 2012 – Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the second quarter ended June 24, 2012.

For the second quarter of 2012:

•	Net sales increased 21.8% to $95.8 million from $78.7 million in the second quarter ended June 26, 2011.

•

Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 8.4%, following an increase of 32.1% in the second quarter of 2011. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 7.2%, following an increase of 29.1% in the second quarter of 2011.

•

Direct-to-Consumer International comparable store sales in local currency increased 12.5% excluding e-commerce sales, and 16.2% including e-commerce sales. In U.S. dollars, Direct-to-Consumer International comparable store sales increased 1.3% excluding e-commerce sales and 4.5% including e-commerce sales.

•	Gross profit increased by 25.6% to $54.7 million from $43.6 million in the second quarter of 2011. Gross margin was 57.1% compared to 55.4% in the second quarter of 2011.

•

Operating income was $12.0 million compared to $13.6 million in the second quarter of 2011. Tumi paid a $5.5 million ($3.1 million after tax) one-time special bonus to its Chief Executive Officer, President and Director in connection with the successful completion of its IPO in the second quarter of 2012. Excluding this one-time special bonus expense, operating income increased 29.2% to $17.5 million, or 18.3% of net sales, compared to $13.6 million, or 17.3% of net sales, in the second quarter of 2011.

•

Net income was $6.5 million, or $0.10 per diluted share based on 63.8 million diluted weighted average common shares outstanding, as compared to $2.3 million, or $0.04 per diluted share, based on 52.5 million diluted weighted average common shares outstanding in the second quarter of 2011.

•

Net income before preferred dividend expense (non-cash), a non-GAAP financial measure, which excluded a $1.6 million non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests, was $8.1 million, or $0.13 per diluted share. Excluding the aforementioned one-time special bonus expense of $3.1 million after tax, net income before preferred dividend expense (non-cash) was $11.2 million or $0.18 per diluted share in the second quarter of 2012. In the second quarter of 2011, net income before preferred dividend expense (non-cash), which excluded $5.7 million of non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests, was $8.0 million, or $0.15 per diluted share.

•	During the second quarter of 2012, Tumi opened 7 new stores.

•	At June 24, 2012, Tumi operated 106 company-owned stores.

Jerome Griffith, Chief Executive Officer, President and Director, commented, “We were extremely pleased with the continued momentum in our business during the second quarter. Our results reflect our ability to capitalize on our market position as an iconic global premium lifestyle brand to broaden our product offering beyond travel related merchandise and to expand into international markets where we are achieving exceptional growth despite difficult market conditions. Our recent successes have increased our conviction that significant long-term opportunities lie ahead.”

For the first six months ended June 24, 2012:

•	Net sales for the first six months of 2012 increased 21.6% to $175.8 million from $144.6 million in the same period of 2011.

•

Gross profit for the first six months of 2012 increased 24.0% to $100.1 million, or 56.9% as a percentage of net sales, from $80.7 million, or 55.8% as a percentage of net sales in the same period of 2011.

•

Operating income increased 10.2% to $25.3 million from $23.0 million in the first six months of 2012. Excluding the aforementioned one-time special bonus of $5.5 million, operating income grew 34.2% to $30.8 million, or 17.5% of net sales, compared to $23.0 million, or 15.9% of net sales, in the first six months of 2011.

•	Net income in the first six months of 2012 was $9.4 million, or $0.16 per diluted share as compared to $2.2 million, or $0.04 per diluted share for the first six months of 2011.

•

Net income before preferred dividend expense (non-cash), a non-GAAP financial measure, which excluded non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests of $7.9 million, was $17.3 million or $0.30 per diluted share for the first six months of 2012. Excluding the aforementioned one-time special bonus expense of $3.1 million after tax, net income before preferred dividend expense (non-cash) was $20.4 million, or $0.35 per diluted share for the first six months of 2012. In the first six months of 2011, net income before preferred dividend expense (non-cash) was $13.6 million, or $0.26 per diluted share, which excluded $11.4 million of non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests.

Balance Sheet Highlights as of June 24, 2012:

Cash and cash equivalents were $20.8 million compared with $22.2 million as of June 26, 2011. Inventories were $71.4 million compared with $51.2 million as of June 26, 2011. The increase in inventory was primarily due to increased production to support new product introductions and store growth.

Outlook

For fiscal 2012, net sales are expected to be in the range of $390 million to $395 million. This estimate assumes a comparable store sales growth in the mid to high single digit range. Net income is expected to be in the range of $33.0 million to $35.0 million. Diluted earnings per share are expected to be in the range of $0.50 to $0.53 per diluted share. This estimate assumes diluted weighted average common shares outstanding of approximately 63.3 million. Net income before preferred dividend expense (non-cash), a non-GAAP measure, which excludes non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests, and assuming a normalized 39% tax rate, is expected to be in the range of $40.0 million to $42.0 million. On a diluted earnings per share basis, this represents a range of $0.63 to $0.66 per share. Excluding the aforementioned one-time special bonus expense of $3.1 million after tax, net income before preferred dividend expense (non-cash) is expected to be in the range of $43.0 million to $45.0 million. On a diluted earnings per share basis, this represents a range of $0.67 to $0.70 per share.

Capital expenditures for fiscal 2012 are expected to be in the range of $17.0 million to $20.0 million.

Conference Call Information

Tumi Holdings, Inc. will host a conference call to discuss second quarter results today, August 6, 2012, at 4:30 p.m. ET. The general public can access the call by dialing 1-866-804-6927 (domestic) or 1-857-350-1673 (international). The passcode is 42470557. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A replay of the call will be available through August 13, 2012; to access the replay, dial 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers and enter access code 91043570. The webcast will be accessible on the website for approximately 90 days after the call.

About Tumi

Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in approximately 200 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty, and travel retail stores in over 70 countries.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Tumi’s current views with respect to, among other things, future events and performance. These statements may discuss net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities and general market and industry conditions. Tumi generally identifies forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include those set forth under “Risk Factors” in Tumi’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 25, 2012, filed with the SEC on May 23, 2012. Forward-looking statements speak only as of the date on which they are made. Tumi expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations:

ICR, Inc.

Jean Fontana / Joseph Teklits

203-682-8200

jean.fontana@icrinc.com

Media Relations:

ICR, Inc.

Alecia Pulman

203-682-8224

alecia.pulman@icrinc.com

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
	(unaudited)		(unaudited)
Net sales	$95,823	$78,676	$175,844	$144,593
Cost of sales	41,130	35,114	75,746	63,893

Gross margin	54,693	43,562	100,098	80,700

OPERATING EXPENSES
Selling	6,092	4,985	11,080	9,306
Marketing	3,574	2,749	6,314	5,723
Retail operations	19,187	16,006	36,336	30,460
General and administrative	13,806	6,238	21,058	12,244

Total operating expenses	42,659	29,978	74,788	57,733

Operating income	12,034	13,584	25,310	22,967

OTHER (EXPENSES) INCOME
Interest expense	(350)	(735)	(867)	(1,516)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	(1,606)	(5,715)	(7,892)	(11,429)
Earnings from joint venture investment	407	255	671	282
Foreign exchange (losses) gains	(684)	(155)	(695)	211
Other non-operating income	55	85	227	99

Total other expenses	(2,178)	(6,265)	(8,556)	(12,353)

Income before income taxes	9,856	7,319	16,754	10,614
Provision for income taxes	3,371	5,019	7,372	8,397

Net income	$6,485	$2,300	$9,382	$2,217

Weighted average common shares outstanding:
Basic	63,838,736	52,536,224	58,380,136	52,536,224

Diluted	63,838,825	52,536,224	58,380,182	52,536,224

Basic earnings per common share	$0.10	$0.04	$0.16	$0.04

Diluted earnings per common share	$0.10	$0.04	$0.16	$0.04

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 24, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,822	$32,735
Accounts receivable, less allowance for doubtful accounts of approximately $492 and $462 at June 24, 2012 and December 31, 2011, respectively	25,840	22,833
Other receivables	1,793	1,724
Inventories	71,428	60,456
Prepaid expenses and other current assets	3,835	3,056
Prepaid income taxes	5,693	—
Deferred offering costs	—	1,996
Deferred tax assets, current	2,218	2,218

Total current assets	131,629	125,018

Property, plant and equipment, net	39,718	36,500
Deferred tax assets, noncurrent	2,046	2,046
Joint venture investment	2,793	2,122
Goodwill	142,773	142,773
Intangible assets, net	131,082	131,219
Deferred financing costs, net of accumulated amortization of $2,676 and $2,539 at June 24, 2012 and December 31, 2011, respectively	784	920
Other assets	4,840	5,743

Total assets	$455,665	$446,341

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Condensed Consolidated Balance Sheets (cont’d)

(In thousands, except share and per share data)

	June 24, 2012	December 31, 2011
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$36,231	$27,308
Accrued expenses	23,499	26,683
Current portion of long-term debt	—	12,000
Income taxes payable	—	4,324

Total current liabilities	59,730	70,315

Revolver	58,000	—
Long-term debt	—	52,000
Other long-term liabilities	6,684	6,257
Mandatorily redeemable preferred stock and preferred equity interests	—	251,429
Deferred tax liabilities	47,623	47,623

Total liabilities	172,037	427,624

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,144,473 issued and 67,866,667 shares outstanding as of June 24, 2012; 52,536,252 authorized and issued and 52,536,224 shares outstanding as of December 31, 2011	681	525
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of June 24, 2012; no shares authorized, issued or outstanding as of December 31, 2011	—	—
Additional paid-in capital	308,667	48,968
Treasury stock, at cost	(4,874)	(174)
Accumulated deficit	(20,235)	(29,617)
Accumulated other comprehensive loss	(611)	(985)

Total stockholders’ equity	283,628	18,717

Total liabilities and stockholders’ equity	$455,665	$446,341

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Segment Results

(In thousands)

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non- Allocated Corporate Expenses	Consolidated Totals

Three Months Ended June 24, 2012
Net sales	$41,914	$3,896	$23,639	$26,374	$—	$95,823
Operating income (loss)	13,556	(107)	8,626	8,230	(18,271)	12,034

Three Months Ended June 26, 2011
Net sales	$33,957	$3,862	$19,166	$21,691	$—	$78,676
Operating income (loss)	10,145	276	6,311	6,349	(9,497)	13,584

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non- Allocated Corporate Expenses	Consolidated Totals

Six Months Ended June 24, 2012
Net sales	$76,302	$7,125	$40,695	$51,722	$—	$175,844
Operating income (loss)	22,811	(397)	15,118	16,324	(28,546)	25,310

Six Months Ended June 26, 2011
Net sales	$60,083	$7,245	$35,899	$41,366	$—	$144,593
Operating income (loss)	16,590	396	12,362	12,292	(18,673)	22,967

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Reconciliation of Net Income to Net Income Before Preferred Dividend Expense (Non-Cash)

(In millions)

	Three Months Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011

Net income	6.5	2.3	9.4	2.2

Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	1.6	5.7	7.9	11.4

Net income before preferred dividend expense (non-cash)	8.1	8.0	17.3	13.6

Non-GAAP Financial Measure

Net income before preferred dividend expense (non-cash) is a non-GAAP financial measure and is defined as net income plus dividend expense on mandatorily redeemable preferred stock and preferred equity interests. Net income before preferred dividend expense (non-cash) is an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and is a key measure used to evaluate profitability and operating performance. Net income before preferred dividend expense (non-cash) provides investors and other users of Tumi’s financial information, when viewed in conjunction with its condensed consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and facilitates comparisons with other companies. Tumi uses this metric in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on this measure as Tumi’s only measure of operating performance. Net income before preferred dividend expense (non-cash) should not be viewed as a substitute for net income.

Comparable Store Sales Growth

Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s annual reporting period. For example, a store opened in October 2011 will not impact the comparable store comparison until January 1, 2013.